150101

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20120473659-39
	Filing Date and Time: 07/06/2012 9:12 AM
	Entity Number: E0463822005-6

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

MEDYTOX SOLUTIONS, INC.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

1. Designation; Number of Shares. The shares of such series shall be designated as the Series B Non-Convertible Preferred Stock (the "Series B Preferred Stock"). The number of shares of Series B Preferred Stock shall be five thousand (5,000). Each share of Series B Preferred Stock shall have a par value of $.0001 per share.

(CONTINUED ON EXHIBIT "A" ATTACHED HERETO)

3. Effective date of filing: (optional) Upon Filing

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X [signature]

Signature of Officer William G. Forhan, CEO

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 3-6-09

EXHIBIT "A" TO CERTIFICATE OF DESIGNATION
MEDYTOX SOLUTIONS, INC.

2.

Ranking. The Series B Preferred Stock shall rank: (i) senior to the Corporation's common stock, par value $.0001 per share ("Common Stock"); (ii) senior to any class or series of capital stock of the Corporation hereafter created (unless such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series B Preferred Stock); (iii) on parity with any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Series B Preferred Stock; and (iv) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series B Preferred Stock, in each case as to the payment of dividends and the distribution of assets upon the occurrence of a Liquidation Event (as hereinafter defined) and upon the occurrence of an Asset Transfer (as hereinafter defined) or Acquisition (as hereinafter defined).

3.

Dividends. Each holder of issued and outstanding Series B Preferred Stock shall be entitled to receive monthly as a dividend, an amount equal to (a) the sum of (i) ten percent (10%) of the amount of gross sales in excess of $1 million collected by the Corporation or any subsidiary (on a consolidated basis) in the ordinary course of business during the month immediately preceding the month on which such dividend becomes payable, which amount shall not exceed $150,000 and (ii) fifteen percent (15%) of the amount of gross sales in excess of $2.5 million collected by the Corporation or any subsidiary (on a consolidated basis) in the ordinary course of business during the month immediately preceding the month on which such dividend becomes payable; multiplied by (b) a fraction, the numerator of which is the total number of shares of Series B Preferred Stock held by such holder and the denominator of which is the total number of shares of Series B Preferred Stock then issued and outstanding. Such dividends shall be fully cumulative, shall accumulate from the date of original issuance of the Series B Preferred Stock and shall be payable monthly on the last day of the month in arrears (provided that if such day is a Saturday, Sunday or federal holiday, then such dividend shall be payable on the next day that is not a Saturday, Sunday or federal holiday) in cash out of any funds of the Corporation legally available therefor. In the event any indebtedness or other agreement to which the Corporation is a party or otherwise is bound limits or prohibits the payment of the dividend in cash, any holder of the Series B Preferred Stock, in their sole and absolute discretion, may agree that such dividend payments be made in Common Stock, in an amount as may be agreed upon by such holder and the Corporation. Any dividend not paid in cash or Common Stock shall bear interest at the rate of 8% per annum until paid. The Corporation shall not declare, pay or set aside any dividends on shares of Common Stock (other than dividends payable solely in shares of Common Stock) if any dividends on any shares of Series B Preferred Stock due and payable have not been paid.

4.

Liquidation Rights. Upon the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (each a "Liquidation Event"), each holder of outstanding Series B Preferred Stock shall be entitled to receive, and to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment or distribution shall be made on the Common Stock or any other class of capital stock of the Corporation ranking junior to the Series B Preferred Stock, an amount equal to (a) twenty five percent (25%) of the distributable assets of the Corporation multiplied

(b) a fraction, the numerator of which is the total number of shares of Series B Preferred Stock held by such holder and the denominator of which is the total number of shares of Series B Preferred Stock then issued and outstanding. Upon payment in full of the amount due to such holder under this Section 4, such holder shall have no right or claim to any of the remaining assets of the Corporation with regard to such Liquidation Event.

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5.

Asset Transfers and Acauisitions.

(a)

In the event that the Corporation or any entity which the Corporation owns directly or indirectly a majority of the issued and outstanding voting equity (the Corporation and any such entity, each an "MS Company") is the subject of an Acquisition or Asset Transfer (as hereinafter defined) then each holder of the Series B Preferred Stock shall be entitled to receive out of the proceeds of such Acquisition or Asset Transfer, the amount which such holder would have been entitled to receive had a Liquidation Event occurred and the proceeds of such Acquisition or Asset Transfer were distributable assets of the Corporation under Section 4 above. Upon payment in full of the amount due to such holder under this Section 5, such holder shall have no right or claim to any of the remaining assets of the MS Company that is the subject of such Acquisition or Asset Transfer with regard to such Acquisition or Asset Transfer.

(b)

For purposes of this Section 5, (i) the term "Acquisition" shall mean, with respect to an MS Company, (A) any consolidation or merger of such MS Company with or into any other corporation or other entity or person, or any other reorganization, other than any such consolidation, merger or reorganization in which the equity holders of the MS Company immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the MS Company is a party in which a majority of the MS Company's voting power is transferred (other than to the Corporation); provided that an Acquisition shall not include any transaction or series of related transactions principally for bona fide equity financing purposes in which cash is received by the MS Company or any successor or indebtedness of the MS Company is cancelled or converted or a combination thereof; and (ii) "Asset Transfer" shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the MS Company.

6.

Restrictive Covenants. So long as any shares of the Series B Preferred Stock are outstanding, the Corporation shall not take any of the following actions without first obtaining the affirmative written consent of stockholders holding a majority of shares of the Series B Preferred Stock:

(a)

authorize or issue additional shares of the Series B Preferred Stock or create, or authorize the creation of, or issue, any additional class or series of capital stock that ranks senior to the Series B Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary; or

(b)

amend, alter or repeal any provisions of the Articles of lncorporation, this Certificate or the Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series B Preferred Stock.

7.

Transfers; Right of First Offer. No holder of Series B Preferred Stock may assign or transfer any shares of Series B Preferred Stock, except in accordance with the following provisions:

(a)

if any holder of outstanding Series B Preferred Stock desires to, directly or indirectly, transfer, sell, assign, pledge, hypothecate, encumber or otherwise dispose of (collectively "Transfer"), all or any portion of any of the shares of the Series B Preferred Stock held by such holder or any economic interest therein to any person (including without limitation any other holder of the Series B Preferred Stock), such holder (the "Offeror") shall so inform the other holders of shares of the Series B Preferred Stock (the "Offerees") and the Corporation in writing (the "Offer Notice"), stating the number of shares that are the subject of such proposed Transfer (the "Offered Shares"), the proposed offer price

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thereof and any other material terms (including the identity of the prospective purchaser(s)) on which the Offeror offers to transfer such shares.

(b)

Each of the Offerees shall have the right, but not the obligation, to purchase all
(but not less than all) of the Offered Shares at the Purchase Price (as defined below) by delivering written notice (the "Offeree Acceptance Notice") of such election to the Offeror within ten (10) days after the delivery of the Offer Notice. If more than one Offeree elects to purchase the Offered Shares (the "Electing Offerees"), the Offered Shares shall be allocated on a pro-rata basis among the Electing Offerees such that each Electing Offeree shall be entitled to purchase a percentage of the Offered Shares based upon a fraction, the numerator of which is the number of shares of Series B Preferred Stock held by the Electing Offeree and the denominator of which is the total number of Series B Preferred Stock held by all of the Electing Offerees.

(c)

If none of the Offerees makes an election to purchase all of the Offerred Shares in accordance with Section 7(b), then the Corporation shall have the right, but not the obligation, to purchase all (but not less than all) of the Offered Shares at the Purchase Price (as defined below) by delivering written notice (the "Corporation Acceptance Notice") of such election to the Offeror within ten (10) days after the expiration of the ten (10) day period set forth in Section 7(b).

(d)

If one or more Offerees elect to purchase the Offered Shares in accordance with
Section 7(b), or the Corporation elects to purchase the Offered Shares in accordance with Section 7(c), such transaction shall be consummated at a closing which shall be held within thirty (30) days following delivery of the Offeree Acceptance Notice or the Corporation Acceptance Notice, as the case may be. The Purchase Price shall be payable at the option of the Offerees or the Corporation, as the case may be, in their or its sole and absolute discretion (i) in a lump sum at the closing or (ii) in twelve (12) equal monthly installments, with the first installment due and payable within thirty (30) days after the closing and a successive installment due and payable on each of the eleven (11) monthly anniversaries thereafter (with interest payable at the rate of 8% per annum and any unpaid installments being secured by the Offered Shares).

(e)

If none of the Offerees makes an election to purchase all of the Offerred Shares in accordance with Section 7(b), and the Corporation does not make an election to purchase all of the Offered Shares in accordance with Section 7(c), then the Offeror shall be permitted to proceed with the proposed Transfer of the Offered Shares, and the Offeror shall have sixty (60) days following the expiration of the ten (10) day period set forth in Section 7(c) to consummate such proposed Transfer before the Offeror must again comply with the provisions of this Section 7.

(f)

For purposes of this Certificate of Designation, the term "Purchase Price" shall mean the purchase price payable for each share of Series B Preferred Stock, which shall be equal to (i) the total amount of dividends received by the holder with respect to all shares of Series B Preferred Stock held by such holder pursuant to Section 3 for the twelve (12) month period preceding the date on which the Offer Notice is received by the Offerees or, in the case of the sale of shares of Series B Preferred Stock pursuant to Section 9, the date on which the Call Notice is received by the holder, plus all accrued and unpaid dividends multiplied by (b) a fraction, the numerator of which is the total number of shares of Series B Preferred Stock which are to be purchased and the denominator of which is the total number of shares of Series B Preferred Stock held by such holder.

(g)

Notwithstanding anything to the contrary contained in this Section 7, a Transfer shall not include:

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i.

any transfer of shares of Series B Preferred Stock pursuant to Sections 8 and 9 hereof;

ii.

if a holder of shares of Series B Preferred Stock is an entity, any transfer to any beneficial owner of such entity; provided, that, after any such transfer, for purposes of Sections 8 and 9 hereof, the term "holder" shall be deemed to include both such transferor and such transferee;

iii.

any transfer to the children or spouse of a holder, or an entity solely owned or controlled by the children or spouse of a holder (and to which no other party has any interest, contingent or otherwise); provided, that, after any such transfer, for purposes of Sections 8 and 9 hereof, the term "holder" shall be deemed to include both such transferor and such transferee; and

iv.

in the case of multiple transfers of the same shares of Series B Preferred Stock under this clause (g), for purposes of Sections 8 and 9 hereof, the term "holder" shall be deemed to include all such transferors and such transferees.

8.

Non-Competition. Notwithstanding anything contained in this Certificate of Designation, the Corporation shall have the right, in its sole and absolute discretion, to cancel any shares of the Series B Preferred Stock for no consideration if at any time during the thirty-six (36) month period following the date on which such Series B Preferred Stock is issued (the "Restricted Period") the holder of such Series B Preferred Stock (i) breaches any restrictive covenant provision in any employment agreement or consulting agreement to which the holder and the Corporation (or any subsidiary) may be parties, or (ii) directly or indirectly, enters into the employment of, renders any services to, engages, manages, operates, joins, or owns, lends money or otherwise offers other assistance to or participates in or is connected with, as an officer, director, employee, principal, agent, creditor, proprietor, representative, stockholder, partner, associate, consultant, sole proprietor or otherwise, any business (whether of such holder or another person or entity) that, directly or indirectly, is engaged in providing, selling, consulting with regard to or marketing any products or services that compete with the products and/or services of any MS Company anywhere in the United States or any other country in which any MS Company has customers, facilities, distributors or employees or does business.

9.

Call Right of the Corporation. If the holder of Series B Preferred Stock is an employee of, or consultant to, the Corporation and such holder terminates his, her or its employment or consulting relationship with the Corporation at any time during the twenty-four (24) month period following the date on which such Series B Preferred Stock is issued, the Corporation shall have the right, but not the obligation, to elect to cause such holder (the "Selling Holder") to sell to the Corporation all or any portion of such Series B Preferred Stock at the Purchase Price by delivering written notice (the "Call Notice") of such election to the Selling Holder within ten (10) days after the date on which the Selling Holder's employment or consulting relationship with the Corporation terminates. If the Corporation elects to cause the Selling Holder to sell such Series B Preferred Stock to the Corporation in accordance with this Section 9, such transaction shall be consummated at a closing which shall be held within thirty (30) days following delivery of the Call Notice to the Selling Holder. The Purchase Price shall be payable at the option of the Corporation in its sole and absolute discretion (i) in a lump sum at the closing or (ii) in twelve (12) equal monthly installments, with the first installment due and payable within thirty (30) days after the closing and a successive installment due and payable on each of the eleven (11) monthly anniversaries thereafter (with interest payable at the rate of 8% per annum and any unpaid installments being secured by the Series B Preferred Stock subject to the Call Notice).

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10.

Notices. All notices or communications given hereunder shall be in writing and, if to the Corporation, shall be delivered to it at its principal executive offices and, if to any holder of Series 13 Preferred Stock, shall be delivered to such holder at such holder's address as it appears on the stock books of the Corporation.

11.

Waiver. Any of the rights, powers, preferences and other terms of the Series B Preferred Stock set forth herein may be waived on behalf of all holders of Series B Preferred Stock by the affirmative written consent of stockholders holding a majority of the shares of the Series B Preferred Stock.

12.

Voting Rights. Except as set forth in this Certificate of Designation or otherwise required by law, the holders of Series B Preferred Stock shall not be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation, and shall have no voting rights.

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